Exhibit 99.1

MELLON FINANCIAL CORPORATION

DIRECTOR EQUITY PLAN (2006)

DEFERRED SHARE UNIT AGREEMENT

THIS AGREEMENT, made as of this      day of                     , by and between Mellon Financial Corporation (the “Corporation”), having its principal place of business in the Commonwealth of Pennsylvania,

and

[NAME] (the “Grantee”), a Director of the Corporation;

WITNESSETH THAT:

WHEREAS, Grantee is now serving as a Director of the Corporation; and

WHEREAS, the Corporation has adopted the Director Equity Plan (2006) (the “Plan”) under which the Corporation may grant to Outside Directors of the Corporation Deferred Share Units payable in shares of common stock, par value $.50 per share, of the Corporation (the “Common Stock”) subject to conditions set forth in the Plan and in this Agreement; and

WHEREAS, the Corporation desires to grant [NUMBER OF UNITS] Deferred Share Units to Grantee;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound, the parties hereto hereby agree with each other as follows:

SECTION 1: Deferred Share Unit Award

1.1. Grant. Subject to the terms and conditions set forth herein and to the terms of the Plan, the Corporation hereby awards to Grantee the number of Deferred Share Units stated above.

SECTION 2: Vesting and Forfeiture of Units

2.1. Vesting. If the Grantee shall continue to serve as a Director of the Corporation until the date of the Annual Meeting of Shareholders of the Corporation in [INSERT YEAR OF NEXT ANNUAL MEETING FOLLOWING GRANT] (the “Vesting Date”), the Deferred Share Units granted in Section 1.1, together with all additional Deferred Share Units which shall accrue before or after the Vesting Date under Section 3.1 (collectively, the “Units”), shall be vested and no longer subject to forfeiture. If prior to the Vesting Date the Grantee’s service as a Director shall terminate due to death or disability, or if prior to the Vesting Date a Change in Control Event, as defined in the Plan, shall occur, the Units shall be vested and no longer subject to forfeiture.

2.2. Forfeiture. If prior to the Vesting Date and prior to the occurrence of a Change in Control Event, the Grantee’s service as a Director shall terminate other than as a result of death or disability, the Units shall be deemed forfeited, and no payment in respect thereof shall be made.

SECTION 3: Dividends

3.1. Deemed Dividend Reinvestment. From the date of this Agreement until the date of the termination of Grantee’s service as a member of the Board of Directors of the Corporation, each time a cash dividend is paid on the Common Stock, there shall be added to the number of Units then outstanding hereunder a number of full and fractional Units equal to the number of shares of Common Stock the Grantee would have received if, as of the record date for such dividend, a number of shares of Common Stock equal to the number of Units then outstanding hereunder had been held for the Grantee’s account under the Corporation’s Direct Stock Purchase and Dividend Reinvestment Plan.

SECTION 4: Payment

4.1. Payment in Shares. No payment in respect of the Units shall be made to the Grantee until the termination of the Grantee’s service as a Director of the Corporation. Subject to Section 8.9 of the Plan, on the 30th day following the termination of the Grantee’s service as a Director, the Corporation shall cause to be issued to the Grantee or the Grantee’s estate a number of shares of Common Stock equal to the number of vested whole Units then outstanding hereunder. In lieu of any fractional Unit, the Corporation shall pay to the Grantee or the Grantee’s estate an amount in cash based on the Fair Market Value of a share of Common Stock as of a date within 10 business days of the date of payment.

SECTION 5: Miscellaneous

5.1. Compliance with Laws. Notwithstanding any other provision of this Agreement, Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Units awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination by the Committee with respect to the need for any action in order to achieve such compliance with laws or regulations shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 or to take any other affirmative action in order to cause the award of Units under the Plan, the vesting thereof or the delivery of shares of Common Stock in payment thereof to comply with any law or regulation in effect from time to time.

5.2. Withholding Taxes. Grantee shall be advised by the Corporation as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld by the Corporation on the income resulting from the award or payment of the Units. Grantee shall pay any taxes required to be withheld directly to the Corporation in cash upon request, except that the Grantee may satisfy such obligation in part by requesting the Corporation in writing to withhold from the shares of Common Stock or cash otherwise deliverable to the Grantee or by delivering to the Corporation shares of Common Stock having a Fair Market Value, as defined in the Plan, on the date the amount of tax to be withheld is determined equal to the amount of the minimum statutory withholding tax obligation to be so satisfied. Grantee understands that no payment of the Units shall be made, unless and until Grantee shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

5.3. Non-Assignability. Prior to the date of payment thereof, neither the Units nor any interest therein shall be assignable or transferable by the Grantee in any respect, and the Corporation shall not be required to recognize any attempted assignment, transfer, pledge or hypothecation of any Units or any interest therein.

5.4. No Right to Continued Service. Nothing herein shall be construed as giving Grantee any right to continued service as a Director of the Corporation.

5.5. Agreement Subject to Plan. This Agreement is subject in all respects to the terms of the Plan, as amended and interpreted from time to time by the Committee; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of Grantee, adversely affect the rights of Grantee with respect to the Units. Should there be any inconsistency between the provisions of this Agreement and the terms and conditions of the Plan, the provisions in the Plan shall govern. Grantee may obtain a copy of the Plan by writing or calling the Executive Compensation Division of the Corporation’s Human Resources Department in Pittsburgh, Pennsylvania.

5.6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MELLON FINANCIAL CORPORATION

By

GRANTEE

3